Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 18, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Select Water Solutions, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Select Water Solutions, Inc. on Forms S-8 (File No. 333-217561, File No. 333-221282, File No. 333-222816, File No. 333-241656, and File No. 333-279758) and Forms S-3 (File No. 333-224956, File No. 333-261726 and File No. 333-268179).

/s/ GRANT THORNTON LLP

Dallas, Texas

February 18, 2026